Exhibit 99.1

Cabot Corp Reports Fourth Quarter Diluted Loss Per Share of ($4.81) and Adjusted EPS Of $0.68

Fiscal Year 2020 Diluted loss per share of ($4.21) and Adjusted EPS of $2.08

BOSTON--(BUSINESS WIRE)--November 23, 2020--Cabot Corporation (NYSE: CBT) today announced results for its fourth quarter and full fiscal year 2020.

Key Highlights

  GAAP EPS was a loss of $4.81, compared to earnings of $0.55 in the prior fiscal year fourth quarter. Adjusted EPS of $0.68 compared to $1.05 in the prior fiscal year fourth quarter
  Fiscal fourth quarter volumes in Reinforcement Materials rebounded strongly from the third quarter, increasing by 56%, and EBIT improved by $64 million
  Continued strong operating cash flow of $99 million in the fourth quarter and $377 million for the full fiscal year
  Liquidity remains strong at approximately $1.4 billion; Debt decreased by $69 million during the quarter; Debt to EBITDA ratio of 2.9 times as of September 30, 2020
  Sold the Purification Solutions’ lignite mine in Marshall, TX to ADES and signed long-term product supply agreement
(In millions, except per share amounts)	Three Months Ended		Twelve Months Ended
	9/30/20	9/30/19	9/30/20	9/30/19

Net sales	$659	$827	$2,614	$3,337
Net income (loss) attributable to Cabot Corporation	$(272)	$33	$(238)	$157

Net earnings (loss) per share attributable to Cabot Corporation	$(4.81)	$0.55	$(4.21)	$2.63
Less: Certain items after tax per share	$(5.49)	$(0.50)	$(6.29)	$(1.28)
Adjusted EPS	$0.68	$1.05	$2.08	$3.91

Commenting on the results, Cabot President and CEO Sean Keohane said, “I am very pleased to see the strong sequential demand momentum in the fourth quarter largely driven by an improving global economy and steady improvement in the tire and automotive sectors. I am also proud of our team’s ability to successfully manage the continued challenges from the COVID-19 global pandemic. As certain segments of the global economy gained momentum during the quarter, we responded quickly to serve increased customer demand. At the segment level, we experienced a significant sequential improvement in demand in Reinforcement Materials this quarter as customers increased their production levels. In Performance Chemicals, we saw a modest sequential improvement in volumes as key end markets begin to recover and in Purification Solutions, we executed the next step in our transformation plan by selling our lignite mine in Marshall, Texas and entering into a long-term supply agreement for activated carbon from ADES.”

Keohane continued, “Our working capital reduction efforts generated a strong source of cash in the fourth quarter which helped drive $99 million of operating cash flow in the quarter and $248 million in the second half of the fiscal year, well in excess of our previously announced expectation of $200 million. Our strong cash flow allowed us to reduce our debt, continue to pay our dividend and fund $38 million of capital expenditures in the quarter. Our balance sheet remains strong with approximately $1.4 billion of liquidity and a total debt to EBITDA ratio of 2.9x as of September 30, 2020. Our aggressive cost reduction efforts generated a savings of $68 million in fiscal 2020. As the global economy continues to recover, we believe we remain well positioned both strategically and financially.”

Financial Detail

For the fourth quarter of fiscal 2020, net loss attributable to Cabot Corporation was $272 million ($4.81 loss per diluted common share). The net loss includes a total after-tax per share charges from certain items of $5.49 predominantly from the loss on the sale and asset impairment related to the Purification Solutions agreements with ADES and tax certain items mainly associated with an increase in the valuation allowance associated with U.S. deferred tax assets. Adjusted EPS for the fourth quarter of fiscal 2020 was $0.68 per share.

Segment Results

Reinforcement Materials -- Fourth quarter fiscal 2020 EBIT in Reinforcement Materials decreased by $12 million compared to the fourth quarter of fiscal 2019. Globally, volumes decreased 11% year-over-year as the COVID-19 pandemic impacted demand levels. The EBIT impact from lower volumes was partially offset by improved pricing from our calendar 2020 customer agreements and improved pricing in Asia.

Global and regional volume changes for Reinforcement Materials for the fourth quarter of fiscal 2020 as compared to the same quarter of the prior year are included in the table below:

Fourth Quarter Year-over-Year Change
Changes in Global Reinforcement Materials Volumes	(11%)
Asia	(16%)
Europe, Middle East, Africa	(10%)
Americas	(5%)

Performance Chemicals − Fourth quarter fiscal 2020 EBIT in Performance Chemicals decreased by $16 million compared to the fourth quarter of fiscal 2019 primarily due to a less favorable product mix in the specialty carbons and fumed metal oxides product lines, and by a more competitive pricing environment in our fumed metal oxides product line. Year-over-year, volumes decreased by 9% in the Formulated Solutions business driven by declines in our specialty compounds and inkjet product lines. These impacts were partially offset by 2% higher volumes in Performance Additives driven by increased volumes related to our recent energy materials acquisition.

Purification Solutions − Fourth quarter fiscal 2020 EBIT in Purification Solutions decreased by $3 million compared to the fourth quarter of fiscal 2019 primarily due to the impact from reducing inventory levels to drive strong cash flow.

Cash Performance − The Company ended the fourth quarter of fiscal 2020 with a cash balance of $151 million. During the fourth quarter of fiscal 2020, cash flows from operating activities were $99 million, which included a $7 million decrease in net working capital. Capital expenditures for the fourth quarter of fiscal 2020 were $38 million. Additional uses of cash during the fourth quarter included $20 million for the payment of dividends.

Taxes − During the fourth quarter of fiscal 2020, the Company recorded a tax provision of $182 million for an effective tax rate of (217%).The provision included a $166 million net charge from tax-related certain items. The operating tax rate for fiscal year 2020 was 28% and we anticipate our operating tax rate for fiscal 2021 to be in the range of 28% to 30%.

Outlook

Commenting on the outlook for the Company, Keohane said, “As we enter fiscal 2021, we are encouraged by the pace of recovery we are seeing in the automotive and tire markets. With this momentum, we expect both year-over-year and sequential EBIT improvement as we look ahead to the first quarter of fiscal 2021. Reinforcement Materials is expected to benefit from improved margins, particularly in Asia, and we anticipate that Performance Chemicals will benefit in both volumes and product mix from a strengthening automotive end market. Based on the current market environment, we expect adjusted earnings per share in the first fiscal quarter to be between $0.80 and $0.90. This expectation assumes that the resurgence in COVID-19 infections will not cause a significant disruption to the ongoing business recovery. Due to continued economic uncertainty related to the impacts of the COVID-19 pandemic, we are not providing fiscal 2021 full-year earnings guidance at this time.”

Keohane continued, “Our team remains focused on executing our Advancing the Core strategy and emerging from this crisis an even stronger company. Our long-term growth strategy and capital allocation framework guides our actions and is underpinned by strong cash flow discipline and the strength of our investment grade balance sheet. We plan to continue to invest in attractive growth projects across our core segments while exploring strategic alternatives for our Purification Solutions business. We remain committed to returning cash to our shareholders as part of our balanced capital allocation framework and maintaining our investment grade credit rating. I am confident in the fundamental earnings power of our businesses and our long-term growth prospects.”

Earnings Call

The Company will host a conference call with industry analysts at 8:00 a.m. Eastern time on Tuesday, November 24, 2020. The call can be accessed through Cabot’s investor relations website at http://investor.cabot-corp.com

About Cabot Corporation

Cabot Corporation (NYSE: CBT) is a global specialty chemicals and performance materials company headquartered in Boston, Massachusetts. The company is a leading provider of carbon black, specialty carbons, activated carbon, elastomer composites, inkjet colorants, masterbatches and conductive compounds, fumed silica and aerogel. For more information on Cabot, please visit the company’s website at cabotcorp.com. The Company encourages investors and potential investors to consult the Cabot website regularly.

Forward-Looking Statements -- This earnings release contains forward-looking statements. All statements that address expectations or projections about the future, including our expectations for EBIT, margins, volume and product mix improvements in certain of our businesses in the first quarter of fiscal 2021, our expectations for Adjusted EPS for the first quarter of fiscal 2021, the factors we expect to positively impact our results, capital allocation, our earnings potential and growth prospects, and our expected operating tax rate for fiscal 2021, are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, potentially inaccurate assumptions, and other factors, some of which are beyond our control and difficult to predict. If known or unknown risks materialize, or should underlying assumptions prove inaccurate, our actual results could differ materially from past results and from those expressed or implied by forward-looking statements. Importantly, as we cannot predict the duration or scope of the COVID-19 pandemic, the negative impact to our results cannot be estimated. Factors that will influence the impact on our business and operations include the duration and extent of the pandemic, the extent of imposed or recommended containment and mitigation measures, and the general economic consequences of the pandemic. Other important factors that could cause our results to differ materially from those expressed or implied in the forward-looking statements include, but are not limited to, competition from other specialty chemical companies; volatility in the price of energy and raw materials; a significant adverse change in a customer relationship; safety, health and environmental requirements; unanticipated delays in site development projects; negative or uncertain worldwide or regional economic conditions and market opportunities, including from trade relations or global health matters; and fluctuations in foreign currency exchange and interest rates. These factors are discussed more fully in the reports we file with the Securities and Exchange Commission (“SEC”), particularly under the heading “Risk Factors” in our annual report on Form 10-K for our fiscal year ended September 30, 2019 and in our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2020, or subsequent SEC filings, filed with the SEC at www.sec.gov. We assume no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Use of Non-GAAP Financial Measures

To supplement Cabot’s consolidated financial statements presented on a generally accepted accounting principle (“GAAP”) basis, the preceding discussion of our results and the accompanying financial tables report Adjusted EPS, Total Segment EBIT, Total Segment EBITDA, Adjusted EBITDA, Adjusted EPS excluding the Specialty Fluids segment, our operating tax rate, Free Cash Flow and Discretionary Free Cash Flow, all of which are non-GAAP financial measures. These non-GAAP financial measures are not computed in accordance with, or as an alternative to, GAAP. Reconciliations of Adjusted EPS and adjusted EPS excluding the Specialty Fluids segment to net income (loss) per share attributable to Cabot Corporation, the most directly comparable GAAP financial measure of both such non-GAAP measures, Total Segment EBIT, Total Segment EBITDA, and Adjusted EBITDA to income (loss) before income taxes and equity in earnings of affiliated companies, the most directly comparable GAAP financial measure of each such non-GAAP measure, operating tax rate to effective tax rate, the most directly comparable GAAP financial measure and Free Cash Flow and Discretionary Free Cash Flow to Cash flow from operating activities, the most directly comparable GAAP financial measure of both such non-GAAP measures, are provided in the tables titled “Cabot Corporation Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate” and “Cabot Corporation Reconciliation of Non-GAAP Financial Measures.”

Management believes these non-GAAP measures provide investors with greater transparency to the information used by Cabot management in its financial and operational decision-making, allow investors to see Cabot’s results through the eyes of management, and better enable Cabot’s investors to understand Cabot’s operating performance and financial condition.

Adjusted EPS. In calculating Adjusted EPS, we exclude from our net income (loss) attributable to Cabot Corporation items of expense and income that management does not consider representative of the Company’s business operations. Accordingly, reporting earnings on an adjusted basis supplements the GAAP measure of performance and provides additional information related to the underlying performance of the business. For example, certain of the items we exclude are items that we are required by GAAP to recognize in one period that relate to activities extending over several periods or relate to single events that management considers to be unusual and infrequent, although not necessarily non-recurring. We refer to these items as “certain items.” Management believes excluding these items facilitates operating performance comparisons from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis and evaluates the Company’s operating performance without the impact of these costs or benefits. Management also uses Adjusted EPS as a key measure in evaluating management performance for incentive compensation purposes.

The items of income and expense that we exclude from our calculations of Adjusted EPS, as applicable, but that are included in our GAAP net income (loss) per share, as applicable, are described below.

  Asset impairment charges, which primarily include charges associated with an impairment of goodwill or other long-lived assets.
  Inventory reserve adjustment, which result from an evaluation performed as part of an impairment analysis.
  Global restructuring activities, which include costs or benefits associated with cost reduction initiatives or plant closures and primarily relate to (i) employee termination costs, (ii) asset impairment charges associated with restructuring actions, (iii) costs to close facilities, including environmental costs and contract termination penalties, and (iv) gains realized on the sale of land or equipment associated with restructured plants or locations.
  Legal and environmental reserves and matters, which consist of costs or benefits for matters typically related to former businesses or that were otherwise incurred outside of the ordinary course of business.
  Gains (losses) on sale of investments, which primarily relate to the sale of investments accounted for under the cost-method.
  Gains (losses) on sale of businesses
  Executive transition costs, which include incremental charges, including stock compensation charges, associated with the retirement or termination of employment of senior executives of the Company.
  Acquisition and integration-related charges, which include transaction costs, redundant costs incurred during the period of integration, and costs associated with transitioning certain management and business processes to Cabot’s processes.
  Non-recurring gains (losses) on foreign currency, which primarily relate to the impact of continued currency devaluations on our net monetary assets denominated in that currency.
  Employee benefit plan settlements and other charges, which consist of either charges or benefits associated with the termination of a pension plan or the transfer of a pension plan to a multi-employer plan or prior service cost charges associated with a change in assumption on a frozen pension plan
  Indirect tax settlement credits, which includes favorable settlements resulting in the recoveries of indirect taxes.
  Certain valuation allowances on deferred tax assets earned in the current fiscal year.

Cabot does not provide a target GAAP EPS range or reconciliation of the Adjusted EPS range with a GAAP EPS range because, without unreasonable effort, we are unable to predict with reasonable certainty the matters we would allocate to “certain items,” including unusual gains and losses, costs associated with future restructurings, acquisition-related expenses and litigation outcomes. These items are uncertain, depend on various factors, and could have a material impact on GAAP EPS in future periods.

Total Segment EBIT. Total segment EBIT reflects the sum of EBIT from our three reportable segments. In calculating Total segment EBIT we exclude from our income (loss) before income taxes and equity in earnings of affiliated companies, certain items and items that, because they are not controlled by the business segments and primarily benefit corporate objectives, are not allocated to our business segments, such as interest expense and other corporate costs, which include unallocated corporate overhead expenses such as certain corporate salaries and headquarter expenses, plus costs related to corporate projects and initiatives.

Total Segment EBITDA. Total Segment EBITDA is equal to Total Segment EBIT (as defined above), but further adjusted for depreciation and amortization.

Adjusted EBITDA. Adjusted EBITDA reflects Total Segment EBITDA and is further adjusted for unallocated corporate costs, which include unallocated corporate overhead expenses such as certain corporate salaries and headquarter expenses, plus costs related to corporate projects and initiatives.

Free Cash Flow. To calculate “free cash flow” we deduct capital expenditures from cash flow from operating activities.

Discretionary Free Cash Flow. To calculate “Discretionary Free Cash Flow” we deduct sustaining and compliance capital expenditures and changes in Net Working Capital from cash flow from operating activities.

Operating Tax Rate. Our “operating tax rate” represents the tax rate on our recurring operating results. This rate excludes discrete tax items, which are unusual or infrequent items that are excluded from the estimated annual effective tax rate and other tax items, including the impact of the timing of losses in certain jurisdictions, cumulative tax rate adjustments and the impact of the items of expense and income we identify as certain items on both our operating income and the tax provision. In addition, in fiscal 2020 we have excluded certain valuation allowances on deferred tax assets earned in the current fiscal year. Management believes that the operating tax rate is useful supplemental information because it helps our investors compare our tax rate year to year on a consistent basis and to understand what our tax rate on current operations would be without the impact of these items.

Cabot does not provide a forward-looking reconciliation of the operating tax rate range with an effective tax rate range because, without unreasonable effort, we are unable to predict with reasonable certainty the matters we would allocate to “certain items,” including unusual gains and losses, costs associated with future restructurings, acquisition-related expenses and litigation outcomes. These items are uncertain, depend on various factors, and could have a material impact on the effective tax rate in future periods.

Explanation of Terms Used

Product Mix. The term “product mix” refers to the mix of types and grade of products sold or the mix of geographic regions where products are sold, and the positive or negative impact this has on the revenue or profitability of the business or segment.

Net Working Capital. The term “net working capital” includes accounts receivable, inventory and accounts payable and accrued liabilities.

Fourth Quarter Earnings Announcement, Fiscal 2020

CABOT CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS

Periods ended September 30	Three Months		Twelve Months
Dollars in millions, except per share amounts (unaudited)	2020	2019	2020	2019

Net sales and other operating revenues	$659	$827	$2,614	$3,337

Cost of sales	522	656	2,114	2,652

Gross profit	137	171	500	685

Selling and administrative expenses	62	82	292	290

Research and technical expenses	16	13	57	60

Specialty Fluids loss on sale and asset impairment charge	—	1	1	29

Marshall Mine loss on sale and asset impairment charge	129	—	129	—

Income (loss) from operations	(70)	75	21	306

Other income (expense)

Interest and dividend income	1	3	8	9

Interest expense	(12)	(16)	(53)	(59)

Other income (expense)	(3)	5	(9)	(1)

Total other income (expense)	(14)	(8)	(54)	(51)

Income (loss) before income taxes and equity in
earnings of affiliated companies	(84)	67	(33)	255

(Provision) benefit for income taxes	(182)	(27)	(191)	(70)

Equity in earnings of affiliated companies, net of tax	1	—	3	1

Net income (loss)	(265)	40	(221)	186

Net income (loss) attributable to noncontrolling interests	7	7	17	29

Net income (loss) attributable to Cabot Corporation	$(272)	$33	$(238)	$157

Diluted earnings (loss) per share of common stock
attributable to Cabot Corporation	$(4.81)	$0.55	$(4.21)	$2.63

Diluted weighted average common shares outstanding	56.5	57.6	56.6	58.8

Fourth Quarter Earnings Announcement, Fiscal 2020

CABOT CORPORATION SUMMARY RESULTS BY SEGMENT

Periods ended September 30	Three Months		Twelve Months
Dollars in millions, except per share amounts (unaudited)	2020	2019	2020	2019

Sales

Reinforcement Materials	$325	$452	$1,256	$1,815

Performance Chemicals	226	259	933	995

Performance Additives	156	176	645	694

Formulated Solutions	70	83	288	301

Purification Solutions	67	68	253	278

Specialty Fluids (A)	—	—	—	56

Segment sales	618	779	2,442	3,144

Unallocated and other (B)	41	48	172	193

Net sales and other operating revenues	$659	$827	$2,614	$3,337

Segment Earnings Before Interest and Taxes (C)

Reinforcement Materials	$59	$71	$162	$266

Performance Chemicals	25	41	118	152

Purification Solutions	—	3	3	2

Specialty Fluids (A)	—	—	—	24

Total Segment Earnings Before Interest and Taxes	84	115	283	444

Unallocated and Other

Interest expense	(12)	(16)	(53)	(59)

Certain items (D)	(144)	(26)	(218)	(87)

Unallocated corporate costs	(9)	(11)	(41)	(50)

General unallocated income (expense) (E)	(2)	5	(1)	8

Less: Equity in earnings of affiliated companies	1	—	3	1

Income (loss) before income taxes and equity in
earnings of affiliated companies	(84)	67	(33)	255

(Provision) benefit for income taxes (including tax certain items)	(182)	(27)	(191)	(70)

Equity in earnings of affiliated companies	1	—	3	1

Net income (loss)	(265)	40	(221)	186

Net income attributable to noncontrolling interests	7	7	17	29

Net income (loss) attributable to Cabot Corporation	$(272)	$33	$(238)	$157

Diluted earnings (loss) per share of common stock
attributable to Cabot Corporation	$(4.81)	$0.55	$(4.21)	$2.63

Adjusted earnings (loss) per share (F)	$0.68	$1.05	$2.08	$3.91

Diluted weighted average common shares outstanding	56.5	57.6	56.6	58.8
(A)	Cabot divested its Specialty Fluids business, which does not meet the criteria to be reported as a discontinued operation, during the third quarter of fiscal 2019. Therefore, prior periods’ financial statements and disclosures have not been recast. For more detail on the sale of the Specialty Fluids business, please refer to the Company's fiscal 2019 10-K filing.
(B)	Unallocated and other reflects royalties, other operating revenues, external shipping and handling fees, the impact of the corporate adjustment for unearned revenue, the removal of 100% of the sales of an equity method affiliate, and discounting charges for certain Notes receivable.
(C)	Segment EBIT is a measure used by Cabot's Chief Operating Decision-Maker to measure consolidated operating results, assess segment performance and allocate resources. Segment EBIT includes equity in earnings of affiliated companies, royalty income, and allocated corporate costs.
(D)	Details of Certain items are presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.
(E)	General unallocated income (expense) consists of gains (losses) arising from foreign currency transactions, net of other foreign currency risk management activities, Interest and dividend income, the profit or loss related to the corporate adjustment for unearned revenue, the impact of including the full operating results of a contractual joint venture in Purification Solutions Segment EBIT and unrealized holding gains (losses) for equity securities.
(F)	Adjusted EPS is a non-GAAP measure, and a reconciliation of Adjusted EPS to GAAP EPS is presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.

Fourth Quarter Earnings Announcement, Fiscal 2020

CABOT CORPORATION CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	September 30,	September 30,
Dollars in millions (unaudited)	2020	2019

Current assets:

Cash and cash equivalents	$151	$169

Accounts and notes receivable, net of reserve for doubtful accounts of $2 and $3	418	530

Inventories:

Raw materials	82	107

Finished goods	225	305

Other	52	54

Total inventories	359	466

Prepaid expenses and other current assets	50	45

Total current assets	978	1,210

Property, plant and equipment, net	1,314	1,348

Goodwill	134	90

Equity affiliates	39	39

Intangible assets, net	103	96

Deferred income taxes	53	163

Other assets (A)	160	58

Total assets	$2,781	$3,004
(A)	Effective October 1, 2019, the Company adopted the new accounting standard for leases and applied the modified retrospective optional transition method. As such, operating lease right of use assets of $98 million are included in Other assets as of September 30, 2020, and the prior period has not been restated.

Fourth Quarter Earnings Announcement, Fiscal 2020

CABOT CORPORATION CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	September 30,	September 30,
Dollars in millions, except share and per share amounts (unaudited)	2020	2019

Current liabilities:

Short-term borrowings	$14	$33

Accounts payable and accrued liabilities (A)	488	537

Income taxes payable	20	22

Current portion of long-term debt	7	7

Total current liabilities	529	599

Long-term debt	1,094	1,024

Deferred income taxes	58	41

Other liabilities (A)	286	206

Stockholders' equity:

Preferred stock:
Authorized: 2,000,000 shares of $1 par value
Issued and Outstanding: None and none	—	—

Common stock:
Authorized: 200,000,000 shares of $1 par value, Issued: 56,616,030 and 57,250,454 shares Outstanding: 56,466,638 and 57,080,589 shares	57	57

Less cost of 149,392 and 169,865 shares of common treasury stock	(4)	(5)

Additional paid-in capital	—	—

Retained earnings	989	1,337

Accumulated other comprehensive income (loss)	(351)	(391)

Total Cabot Corporation stockholders' equity	691	998

Noncontrolling interests	123	136

Total stockholders' equity	814	1,134

Total liabilities and stockholders' equity	$2,781	$3,004
(A)	Effective October 1, 2019, the Company adopted the new accounting standard for leases and applied the modified retrospective optional transition method. As such, operating lease liabilities of $15 million and $89 million are included in Accounts payable and accrued liabilities and Other liabilities, respectively, as of September 30, 2020, and the prior period has not been restated.

Fourth Quarter Earnings Announcement, Fiscal 2020

CABOT CORPORATION QUARTERLY RESULTS BY SEGMENT

	Fiscal 2019					Fiscal 2020
Dollars in millions,
except per share amounts (unaudited)	Dec. Q	Mar. Q	June Q	Sept. Q	FY	Dec. Q	Mar. Q	June Q	Sept. Q	FY

Sales
Reinforcement Materials	$457	$445	$461	$452	$1,815	$379	$355	$197	$325	$1,256
Performance Chemicals	231	254	251	259	995	242	245	220	226	933
Performance Additives	167	179	172	176	694	170	168	151	156	645
Formulated Solutions	64	75	79	83	301	72	77	69	70	288
Purification Solutions	65	72	73	68	278	59	64	63	67	253
Specialty Fluids (A)	19	24	13	—	56	—	—	—	—	—
Segment sales	772	795	798	779	3,144	680	664	480	618	2,442
Unallocated and other (B)	49	49	47	48	193	47	46	38	41	172

Net sales and other operating revenues	$821	$844	$845	$827	$3,337	$727	$710	$518	$659	$2,614

Segment Earnings Before Interest and Taxes (C)
Reinforcement Materials	$62	$61	$72	$71	$266	$47	$61	$(5)	$59	$162
Performance Chemicals	36	38	37	41	152	41	31	21	25	118
Purification Solutions	(3)	1	1	3	2	(2)	3	2	—	3
Specialty Fluids (A)	10	12	2	—	24	—	—	—	—	—
Total Segment Earnings Before Interest and Taxes	105	112	112	115	444	86	95	18	84	283

Unallocated and Other
Interest expense	(15)	(14)	(14)	(16)	(59)	(14)	(14)	(13)	(12)	(53)
Certain items (D)	(10)	(37)	(14)	(26)	(87)	(11)	(56)	(7)	(144)	(218)
Unallocated corporate costs	(12)	(13)	(14)	(11)	(50)	(10)	(12)	(10)	(9)	(41)
General unallocated income (expense) (E)	2	1	—	5	8	(1)	—	2	(2)	(1)
Less: Equity in earnings of affiliated companies	—	—	1	—	1	—	1	1	1	3

Income (loss) before income taxes and
equity in earnings of affiliated companies	70	49	69	67	255	50	12	(11)	(84)	(33)
		—		—			—		—
(Provision) benefit for income taxes (including tax certain items)	7	(20)	(30)	(27)	(70)	(4)	(10)	5	(182)	(191)
Equity in earnings of affiliated companies	—	—	1	—	1	—	1	1	1	3

Net income (loss)	77	29	40	40	186	46	3	(5)	(265)	(221)

Net income (loss) attributable to noncontrolling interests	8	6	8	7	29	5	4	1	7	17

Net income (loss) attributable to Cabot Corporation	$69	$23	$32	$33	$157	$41	$(1)	$(6)	$(272)	$(238)

Diluted earnings (loss) per share of common stock
attributable to Cabot Corporation	$1.14	$0.39	$0.55	$0.55	$2.63	$0.70	$(0.01)	$(0.12)	$(4.81)	$(4.21)

Adjusted earnings (loss) per share (F)	$0.87	$0.99	$1.00	$1.05	$3.91	$0.69	$0.77	$(0.07)	$0.68	$2.08

Diluted weighted average common shares outstanding	60.1	59.3	58.4	57.6	58.8	57.0	56.6	56.5	56.5	56.6
(A)	Cabot divested its Specialty Fluids business, which does not meet the criteria to be reported as a discontinued operation, during the third quarter of fiscal 2019. Therefore, prior periods’ financial statements and disclosures have not been recast. For more detail on the sale of the Specialty Fluids business, please refer to the Company's fiscal 2019 10-K filing.
(B)	Unallocated and other reflects royalties, other operating revenues, external shipping and handling fees, the impact of the corporate adjustment for unearned revenue, the removal of 100% of the sales of an equity method affiliate and discounting charges for certain Notes receivable.
(C)	Segment EBIT is a measure used by Cabot's Chief Operating Decision-Maker to measure consolidated operating results, assess segment performance and allocate resources. Segment EBIT includes equity in earnings of affiliated companies, royalty income, and allocated corporate costs.
(D)	Details of certain items are presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.
(E)	General unallocated income (expense) consists of gains (losses) arising from foreign currency transactions, net of other foreign currency risk management activities, Interest and dividend income, the profit or loss related to the corporate adjustment for unearned revenue, the impact of including the full operating results of a contractual joint venture in Purification Solutions Segment EBIT and unrealized holding gains (losses) for equity securities.
(F)	Adjusted EPS is a non-GAAP measure, and a reconciliation of Adjusted EPS to GAAP EPS is presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.

Fourth Quarter Earnings Announcement, Fiscal 2020

CABOT CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Periods ended September 30	Three Months		Twelve Months
Dollars in millions (unaudited)	2020	2019	2020	2019

Cash Flows from Operating Activities:

Net income (loss)	$(265)	$40	$(221)	$186

Adjustments to reconcile net income to cash provided by operating activities:

Depreciation and amortization	41	38	158	148

Other non-cash charges, net	290	(6)	277	27

Cash dividends received from equity affiliates	—	—	1	2

Changes in assets and liabilities:

Changes in certain working capital items (A)	7	98	185	25

Changes in other assets and liabilities, net	26	27	(23)	(25)

Cash provided by (used in) operating activities	99	197	377	363

Cash Flows from Investing Activities:

Additions to property, plant and equipment	(38)	(69)	(200)	(224)

Proceeds from sale of business	—	5	—	135

Cash paid for acquisition of business, net of cash acquired of $0, $0, $1 and $0	—	—	(92)	(3)

Other investing activities, net	2	3	4	(2)

Cash provided by (used in) investing activities	(36)	(61)	(288)	(94)

Cash Flows from Financing Activities:

Change in debt, net	(75)	(43)	15	61

Cash dividends paid to common stockholders	(20)	(20)	(80)	(80)

Other financing activities, net	—	(27)	(67)	(217)

Cash provided by (used in) financing activities	(95)	(90)	(132)	(236)

Effect of exchange rates on cash	21	(24)	25	(39)

Increase (decrease) in cash and cash equivalents	(11)	22	(18)	(6)

Cash and cash equivalents at beginning of period	162	147	169	175

Cash and cash equivalents at end of period	$151	$169	$151	$169
(A)	Includes Accounts and notes receivable, Inventories, and Accounts payable and accrued liabilities.

Fourth Quarter Earnings Announcement, Fiscal 2020

CABOT CORPORATION CERTAIN ITEMS AND RECONCILIATION OF ADJUSTED EPS AND OPERATING TAX RATE

TABLE 1: DETAIL OF CERTAIN ITEMS
Periods ended September 30	Three Months		Twelve Months
Dollars in millions, except per share amounts (unaudited)	2020	2019	2020	2019

Certain items before and after income taxes

Marshall Mine loss on sale and asset impairment charge	$(129)	$ ―	$(129)	$ ―
Legal and environmental matters and reserves	(3)	(20)	(54)	(21)
Global restructuring activities	(3)	(1)	(19)	(16)
Employee benefit plan settlement and other charges	(5)	—	(10)	1
Acquisition and integration-related charges	(2)	(1)	(5)	(6)
Inventory reserve adjustment	(2)	—	(2)	—
Specialty Fluids loss on sale and asset impairment charges	—	(1)	(1)	(29)
Equity affiliate investment impairment charge	—	—	—	(11)
Executive transition costs	—	(1)	—	(1)
Indirect tax settlement credits	—	—	3	—
Other certain items	—	(2)	(1)	(4)
Total certain items, pre-tax	(144)	(26)	(218)	(87)

Tax impact of certain items (A)	(12)	3	—	7
Tax certain item (B)	(17)	—	(17)	—
Certain items after tax (excluding discrete tax items)	(173)	(23)	(235)	(80)
Certain items after tax per share impact (excluding discrete tax items)	$(3.06)	$(0.41)	$(4.13)	$(1.36)

Discrete tax items	(137)	(5)	(122)	5
Discrete tax items per share impact	(2.43)	(0.09)	(2.16)	0.08

Total certain items after tax	$(310)	$(28)	$(357)	$(75)
Total certain items after tax per share impact	$(5.49)	$(0.50)	$(6.29)	$(1.28)

TABLE 2: CERTAIN ITEMS STATEMENT OF OPERATIONS LINE ITEM
Periods ended September 30	Three Months		Twelve Months
Dollars in millions, Pre-Tax (unaudited)	2020	2019	2020	2019

Statement of Operations Line Item (C)

Cost of sales	$(3)	$(5)	$(9)	$(18)
Selling and administrative expenses	(6)	(20)	(68)	(29)
Research and technical expenses	—	—	—	(1)
Other income (expense)	(6)	—	(11)	(10)
Specialty Fluids loss on sale and asset impairment charges	—	(1)	(1)	(29)
Marshall Mine loss on sale and asset impairment charges	(129)	—	(129)	—
Total certain items, pre-tax	$(144)	$(26)	$(218)	$(87)

TABLE 3: RECONCILIATION OF TAX CERTAIN ITEMS
Periods ended September 30	Three Months		Twelve Months
Dollars in millions (unaudited)	2020	2019	2020	2019

Reconciliation of Provision for income taxes, excluding certain items, to Provision for income taxes

(Provision) benefit for income taxes	$(182)	$(27)	$(191)	$(70)

Less: Tax impact of certain items	(12)	3	—	7

Less: Tax certain item	(17)	—	(17)	—

Less: Discrete tax items	(137)	(5)	(122)	5

(Provision) benefit for income taxes, excluding certain items	$(16)	$(25)	$(52)	$(82)

TABLE 4: RECONCILIATION OF OPERATING TAX RATE
Periods ended September 30	Three Months		Twelve Months
Dollars in millions (unaudited)	2020	2019	2020	2019

Reconciliation of the effective tax rate to the operating tax rate (D)

(Provision) benefit for income taxes	$(182)	$(27)	$(191)	$(70)

Effective tax rate	(217)%	41%	(587)%	28%

Impact of discrete tax items: (E)
Unusual or infrequent items	161%	—%	397%	2%
Items related to uncertain tax positions	1%	2%	(22)%	2%
Other discrete tax items	2%	(14)%	1%	(2)%
Impact of certain items (F)	81%	(5)%	239%	(6)%
Operating tax rate	28%	24%	28%	24%

TABLE 5: RECONCILIATION OF ADJUSTED EPS BY QUARTER FOR FISCAL 2020 and FISCAL 2019
	Fiscal 2020 (G)
Periods ended (unaudited)	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2020
Reconciliation of Adjusted EPS to GAAP EPS
Net income (loss) per share attributable to Cabot Corporation	$0.70	$(0.01)	$(0.12)	$(4.81)	$(4.21)
Less: Certain items after tax per share	0.01	(0.78)	(0.05)	(5.49)	(6.29)
Adjusted earnings (loss) per share	$0.69	$0.77	$(0.07)	$0.68	$2.08

	Fiscal 2019 (G)
Periods ended (unaudited)	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2019
Reconciliation of Adjusted EPS to GAAP EPS
Net income (loss) per share attributable to Cabot Corporation	$1.14	$0.39	$0.55	$0.55	$2.63
Less: Certain items after tax per share	0.27	(0.60)	(0.45)	(0.50)	(1.28)
Adjusted earnings (loss) per share	$0.87	$0.99	$1.00	$1.05	$3.91
(A)	The tax impact of certain items is determined by (1) starting with the current and deferred income tax expense or benefit, included in Net income attributable to Cabot Corporation, and (2) subtracting the tax expense or benefit on “adjusted earnings”. Adjusted earnings is defined as the pre-tax income attributable to Cabot Corporation excluding certain items. The tax expense or benefit on adjusted earnings is calculated by applying the operating tax rate, which includes both current and deferred taxes, as defined under the section Use of Non-GAAP Financial Measures of the earnings release.
(B)	The tax certain item represents a valuation allowance charge recorded against U.S. deferred tax assets earned in fiscal 2020.
(C)	This table indicates the line items where certain items are recorded in the Consolidated Statements of Operations.
(D)	Our operating tax rate for fiscal 2021 is expected to be in the range of 28% to 30%.
(E)	For fiscal 2020 and 2019, the impact of discrete tax items included a net discrete tax provision of $122 million and a net discrete tax benefit of $5 million, respectively. The nature of the discrete tax items for fiscal 2020 and 2019 were as follows: (i) Unusual or infrequent items during fiscal 2020 consisted of changes in valuation allowances on beginning of year tax balances, the net tax impacts of newly issued U.S. tax regulations, and the net tax impact of Switzerland tax reform legislation. Unusual or infrequent items during fiscal 2019 consisted of changes in valuation allowances on beginning of year tax balances, excludible foreign exchange gains and losses in certain jurisdictions, impacts related to stock compensation deductions, and the tax impacts of a pension settlement; (ii) Items related to uncertain tax positions during fiscal 2020 and 2019 included net tax impacts from the reversal of accruals for uncertain tax positions due to the expiration of statutes of limitations and the settlement of tax audits, the accrual of interest on uncertain tax positions, and the accrual of an uncertain tax position (fiscal 2020 only); and (iii) Other discrete tax items during fiscal 2020 and 2019 included net tax impacts as a result of changes in non-U.S. tax laws, return to provision adjustments related to tax return filings, and other items.
(F)	Includes tax impact of certain items and tax certain item for a valuation allowance charge recorded against U.S. deferred tax assets earned in fiscal 2020.
(G)	Per share amounts are calculated after tax and, where applicable, noncontrolling interest, net of tax.

Fourth Quarter Earnings Announcement, Fiscal 2020

CABOT CORPORATION RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Fiscal 2020 (A)
	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2020
Reconciliation of Adjusted EPS to GAAP EPS
Net income (loss) per share attributable to Cabot Corporation	$0.70	$(0.01)	$(0.12)	$(4.81)	$(4.21)
Less: Certain items after tax per share	0.01	(0.78)	(0.05)	(5.49)	(6.29)
Adjusted earnings (loss) per share	$0.69	$0.77	$(0.07)	$0.68	$2.08

	Fiscal 2019 (A)
	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2019
Reconciliation of Adjusted EPS to GAAP EPS
Net income (loss) per share attributable to Cabot Corporation	$1.14	$0.39	$0.55	$0.55	$2.63
Less: Certain items after tax per share	0.27	(0.60)	(0.45)	(0.50)	(1.28)
Adjusted earnings per share	$0.87	$0.99	$1.00	$1.05	$3.91
Less: Specialty Fluids Adjusted earnings per share (B)	0.14	0.15	0.02	—	0.31
Adjusted earnings per share excluding Specialty Fluids	$0.73	$0.84	$0.98	$1.05	$3.60

(A)	Per share amounts are calculated after tax and, where applicable, noncontrolling interest, net of tax.
(B)	Specialty Fluids Adjusted earnings per share is calculated as follows (in millions except for per share amounts):
Specialty Fluids EBIT	$10	$12	$2	$—	$24
Less: Specialty Fluids taxes (C)	2	3	1	—	6
Specialty Fluids profit after tax	$8	$9	$1	$—	$18
Divided by: Cabot Corporation diluted weighted average common shares outstanding	60.1	59.3	58.4	57.6	58.8
Specialty Fluids Adjusted EPS	$0.14	$0.15	$0.02	$—	$0.31
(C)	Specialty Fluids taxes calculated by applying Cabot's Operating tax rate for each period to Specialty Fluids EBIT. Please refer to Cabot's fiscal 2019 earnings releases for the reconciliations of the Company's operating tax rate to its effective tax rate.

Dollars in millions	Fiscal 2020
	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2020
Reconciliation of Segment EBIT to Net Income and Segment EBITDA Margin
Net income (loss) attributable to Cabot Corporation	$41	$(1)	$(6)	$(272)	$(238)
Net income (loss) attributable to noncontrolling interests	5	4	1	7	17
Equity in earnings of affiliated companies, net of tax	—	(1)	(1)	(1)	(3)
Provision (benefit) for income taxes	4	10	(5)	182	191
Income (loss) before income taxes and equity in earnings of affiliated companies	$50	$12	$(11)	$(84)	$(33)
Interest expense	14	14	13	12	53
Certain items	11	56	7	144	218
Unallocated corporate costs	10	12	10	9	41
General unallocated (income) expense	1	—	(2)	2	1
Less: Equity in earnings of affiliated companies	—	(1)	(1)	(1)	(3)
Total Segment EBIT	$86	$95	$18	$84	$283
Depreciation and amortization	39	39	39	41	158
Adjustments to depreciation (D)	(1)	—	(1)	—	(2)
Total Segment EBITDA	$124	$134	$56	$125	$439
Less: Unallocated corporate costs before corporate depreciation	10	12	10	8	40
Adjusted EBITDA	$114	$122	$46	$117	$399

(D)	Adjustments to depreciation includes the addition of the depreciation expense of a contractual joint venture in Purification Solutions less accelerated depreciation expense not allocated to a business.

Dollars in millions	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2020
Reinforcement Materials EBIT	$47	$61	$(5)	$59	$162
Reinforcement Materials Depreciation and amortization	17	17	17	17	68
Reinforcement Materials EBITDA	$64	$78	$12	$76	$230
Reinforcement Materials Sales	$379	$355	$197	$325	$1,256
Reinforcement Materials EBITDA Margin	17%	22%	6%	23%	18%

Dollars in millions	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2020
Performance Chemicals EBIT	$41	$31	$21	$25	$118
Performance Chemicals Depreciation and amortization	15	15	15	19	64
Performance Chemicals EBITDA	$56	$46	$36	$44	$182
Performance Chemicals Sales	$242	$245	$220	$226	$933
Performance Chemicals EBITDA Margin	23%	19%	16%	19%	20%

Dollars in millions	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2020
Purification Solutions EBIT	$(2)	$3	$2	$ ―	$3
Purification Solutions Depreciation and amortization	6	7	6	5	24
Purification Solutions EBITDA	$4	$10	$8	$5	$27
Purification Solutions Sales	$59	$64	$63	$67	$253
Purification Solutions EBITDA Margin	7%	16%	13%	7%	11%

Dollars in millions	Fiscal 2020
Reconciliation of Free Cash Flow and Discretionary Free Cash Flow to Cash Flow from Operating Activities	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2020
Cash flow from operating activities (E)	$105	$24	$149	$99	$377
Less: Additions to property, plant and equipment	68	51	43	38	200
Free cash flow	$37	$(27)	$106	$61	$177
Plus: Additions to property, plant and equipment	68	51	43	38	200
Less: Changes in net working capital (F)	50	2	126	7	185
Less: Sustaining and compliance capital expenditures	30	27	24	21	102
Discretionary free cash flow	$25	$(5)	$(1)	$71	$90

(E)	As provided in the Condensed Consolidated Statements of Cash Flows.
(F)	Defined as changes in accounts receivable, inventory and accounts payable and accrued liabilities as presented on the Condensed Consolidated Statements of Cash Flows.

Contacts

Investor Contact: Steve Delahunt
(617) 342-6255